                                                                    EXHIBIT 3(i)




           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          AMERICAN CLASSIC VOYAGES CO.

         American Classic Voyages Co. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is American Classic Voyages Co. American Classic Voyages Co. was originally incorporated under the name DQSC, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 19, 1985.

         2. The Board of Directors of the Corporation, by unanimous written consent of its members, filed with the minutes of the board, adopted resolutions proposing and declaring advisable that the Certificate of Incorporation be amended and restated.

         3. In lieu of a meeting and vote of stockholders, the holders of a majority of the outstanding shares of common stock have given their written consent to said amended and restated Certificate of Incorporation in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

         4. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation ("Second Amended and Restated Certificate") restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         5. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                  FIRST: The name of the Corporation is American Classic Voyages Co.

                  SECOND: The registered office of the Corporation is to be located at 1013 Centre Road, Wilmington, in the County of Kent, the State of Delaware, 19805-1297. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                  FOURTH: The maximum number of shares of capital stock which the Corporation is authorized to issue or to have outstanding at any time shall be 45,000,000 shares of which 40,000,000 shall be Common Stock of $.01 (one cent) par value, and 5,000,000 shall be Preferred Stock of $.01 (one cent) par value. The Preferred Stock may be issued from time to time in one or more series, upon resolution or resolutions providing for such series adopted by the Board of Directors, with such distinctive designations as shall be stated in such resolution or resolutions. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to the applicable laws and provisions of this Article FOURTH, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

                  (a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

                  (b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

                  (c) The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption including the redemption price;

                  (d) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

                  (e) The voting rights, if any, for such series and the terms and conditions under which such voting rights may be exercised;

                  (f) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or fund of a similar nature and the terms and conditions of such obligation;

                  (g) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of preferred stock, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                  (h) Any other rights, preferences or limitations of the shares of such series as may be permitted by law.

                  FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (a) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

                  (b) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                  (c) The Board of Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of the interest of any member of the Board of Directors, or for any other reason.

                  (d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Second Amended and Restated Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the Board of Directors which would have been valid if such by-law had not been made.

                  SIXTH:

                  (a) The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto; including, without limitation, (i) any person who was a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, and (ii) any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under Section 145 of the Delaware General Corporation Law, as amended from time to time, or the indemnification provisions of any successor statute.

                  (b) The foregoing provisions of this Article SIXTH shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation or person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and who serves in such capacity at any time while this Article SIXTH is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or therefore existing or any action, suit or proceedings theretofore or thereafter brought based in whole or in part upon any such state of facts. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer may be entitled apart from the provisions of this Article SIXTH. The Board of Directors in its discretion shall have power on behalf of the Corporation to enter into agreements with respect to the indemnification of any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she, his/her testator or intestate, is or was an employee, agent or otherwise acting on behalf of the Corporation or serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                  SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after this Second Amended and Restated Certificate of Incorporation becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the provisions of this Article SEVENTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such appeal or modification. In the event that any of the provisions of this Article SEVENTH (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                  NINTH: This Second Amended and Restated Certificate is effective as of 7:30 A.M., Eastern Standard Time, on March 31, 1999.

                  TENTH:

                       (A) For purposes of this Article TENTH:

                           (1) The term "Act" shall mean the Securities Exchange Act of 1934, as amended.

                           (2) The terms "Affiliate" and "Associate" shall have meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Act.

                           (3) The terms "acquire", "acquisition" or "acquiring" with respect to the acquisition of any security of the corporation shall refer to the acquisition of such security by any means whatsoever, including, without limitation, an acquisition of such security by operation of law, by will or by intestacy.

                           (4) The term "Common Stock" means all common stock of the Corporation and any other securities issued by the Corporation which are treated as stock for purposes of Section 2 of the Shipping Act, 1916.

                           (5) The term "Excess Shares" shall have the meaning ascribed to it in Section (C)(1) hereof.

                           (6) The term "Holder of Excess Shares" shall have the meaning ascribed to it in Section (B) hereof.

                           (7) The term "25% Limitation" shall mean the limitations on ownership of Common Stock imposed by this Article TENTH.

                           (8) The terms "own", "owned", "ownership" or "owning" refer to the ownership of stock in a corporation within the meaning of
         Section 2 of the Shipping Act, 1916.

                           (9) The term "Permitted Transferee" shall have the meaning ascribed to it in Section (C)(1)(a) hereof.

                           (10) The term "Person" shall mean any individual, firm, corporation, partnership, joint venture or other entity and shall include any group comprised of such Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock and any other Person who is a member of such group, but does not include any underwriter which participates in an underwritten public offering of the Corporation's Common Stock, provided that such underwriter shall not own such Common Stock.

                           (11) The term "Proceeds" shall have the meaning ascribed to it in Section (C)(1)(d) hereof.

                           (12) The term "Purported Owner" shall have the meaning ascribed to it in Section (C)(1) hereof.

                           (13) The term "Purported Owner's Transferor" shall have the meaning ascribed to it in Section (C)(1)(a) hereof.

                           (14) The term "Share Trustee" shall mean the trustee of the Excess Shares nominated and appointed by the Board of Directors from time to time.

                           (15) The term "Shipping Act" shall mean the Shipping Act, 1916, and all amendments thereto as codified in 46 U.S.C. Section 801, et. seq. and all regulations promulgated thereunder.

                           (16) The term "Transfer Agent" shall mean the transfer agent with respect to the Common Stock nominated and appointed by the Board of Directors from time to time.

                  (B) At no time shall any Person who is not a citizen of the United States own or purchase Common Stock which, when aggregated with all other Common Stock of the Corporation owned by Persons who are not citizens of the United States, would make the ownership of the Common Stock owned by Persons who are not citizens of the United States exceed twenty-five percent (25%) (the "25% Limitation") of the total Common Stock.

                  (C) (1) The transfer, purchase or ownership of any shares of Common Stock in violation of Section B of this Article TENTH is prohibited and shall be null and void. If, notwithstanding the foregoing prohibition, a Person shall, voluntarily or involuntarily, become or attempt to become the purported owner (the "Purported Owner") of shares of Common Stock, or both, in excess of such 25% Limitation (the number of shares of Common Stock so exceeding the 25% Limitation being herein the "Excess Shares"), then:

                           (a) The Purported Owner shall not obtain any rights in and to the Excess Shares, and the purported transfer of the Excess Shares to the Purported Owner shall not be recognized by the Transfer Agent. Until the Excess Shares are transferred to a person whose acquisition thereof will not violate the 25% Limitation (a "Permitted Transferee"), the transferor of the Excess Shares to the Purported Owner (the "Purported Owner's Transferor") shall be deemed to have retained the Excess Shares and shall hold and be entitled to exercise all rights incident to ownership of such Excess Shares. All Excess Shares will continue to be issued and outstanding.

                           (b) If the Transfer Agent obtains possession of a certificate or certificates representing the Excess Shares, the Transfer Agent shall deliver such certificate or certificates to the Share Trustee who shall proceed forthwith to sell or cause the sale of the Excess Shares to a Permitted Transferee. Upon notice from the Corporation of the existence of Excess Shares and the identity of the Purported Owner, the Share Trustee shall take all lawful action to cause the Purported Owner to deliver or cause delivery of the Excess Shares and any indicia of ownership thereof to the Share Trustee and upon obtaining possession thereof, the Share Trustee shall proceed forthwith to sell or cause the sale of the Excess Shares to a Permitted Transferee. The Share Trustee shall sell or cause the sale of the

                                    Excess Shares in the then existing public market or in such other commercially reasonable fashion as the Corporation shall direct. In performing the duties herein imposed upon it, the Share Trustee shall act at all times as the agent for the Purported Owner's Transferor.

                           (c) Once the Excess Shares are acquired by a Permitted Transferee, the Permitted Transferee shall have and shall be entitled to exercise all rights incident to the ownership of such Excess Shares.

                           (d) The proceeds from the sale of the Excess Shares to the Permitted Transferee (the "Proceeds") shall be distributed as follows:
                                    (i) first, to the Share Trustee for any
                                    costs incurred in respect of its
                                    administration of the Excess Shares, (ii) second, to the Purported Owner, if known, in an amount up to the amount paid by the Purported Owner, if determinable, for the Excess Shares, and (iii) the remaining Proceeds, if any, shall be distributed to the Purported Owner's Transferor, if known, and if not known, such remaining Proceeds shall be held by the Corporation for the benefit of the Purported Owner's Transferor or such other Person as their interests may appear. Notwithstanding anything in this Article TENTH to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Delaware for an adjudication of the respective rights and interest of any Person in and to the Proceeds pursuant to this Article TENTH and applicable law and for leave to pay the Proceeds into such court.

                           (2) In determining whether any Person has become a
Purported Owner of Excess Shares:

                           (a)      the Corporation is entitled to rely on
                                    Schedule 13D and 13G filings as required by Rule 13d-1 of the Act to identify the citizenship of any Person who owns more than five percent (5%) of the Common Stock; and

                           (b) in the case of any Person who does not own more than five percent (5%) of the Common Stock, without regard to the actual identity of the ultimate beneficial owners of such Common Stock, the Corporation may rely on a statement, signed under oath, or affirmation by such Person or on the registered address of such Person to establish the citizenship of any such Person. The Corporation may not rely on a statement by such Person or on the registered address of such Person if the Corporation knows that the statement is false.

         The Board of Directors shall be fully protected in relying in good faith on the items set forth in subparagraphs (a) and (b) of the foregoing paragraph (2), together with such other items or sources of information as may be required from time to time by the Shipping Act, to determine whether any Person has become a Purported Owner of Excess Shares.

                  (D) Immediately upon the purported acquisition of any Excess Shares, the Purported Owner thereof shall give, or cause to be given, written notice thereof to the Corporation. Each owner of shares of Common Stock shall furnish to the Corporation all information reasonably requested with respect to all shares of Common Stock directly and indirectly owned by such Person.

                  (E) Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Excess Shares, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation, to cause the Transfer Agent to record the Purported Owner's Transferor as the record owner of the Excess Shares and to institute proceedings to enjoin or rescind any such transfer or acquisition.

                  (F) If any provision of this Article TENTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other application of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (G) It is the purpose of this Article TENTH to facilitate the Corporation's ability to preserve its ownership by United States citizens as required under Section 2 of the Shipping Act and to that end the Board of Directors is authorized to take such action, to the extent permitted by law and not inconsistent with this Article TENTH, as it may deem necessary or advisable to protect the Corporation and the interests of the holders of its equity and debt securities by preservation of the Corporation's ownership by United States citizens.

                  (H) The Board of Directors may, to the extent permitted by law, from time to time, establish, modify, amend or rescind, by By-law or otherwise, regulations and procedures not inconsistent with the express provisions of this Article TENTH for determining whether any acquisition of Common Stock would jeopardize the Corporation's ability to maintain such ownership by citizens of the United States for the orderly application, administration and implementation of the provisions of this Article TENTH. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Common Stock of the Corporation.

                  (I) All certificates evidencing ownership of Common Stock of the Corporation shall bear a conspicuous legend describing the restriction set forth in this Article TENTH.

                  ELEVENTH: The Corporation shall not be governed by Section 203 of Delaware General Corporation Law.

                  IN WITNESS WHEREOF, American Classic Voyages Co. has caused this Second Amended and Restated Certificate of Incorporation to be signed by Jordan B. Allen, its Executive Vice President, General Counsel and Secretary, and attested by Pam Stringer, its Assistant Secretary, this 29th day of March, 1999.



                                              AMERICAN CLASSIC VOYAGES CO.

                                              By:      /s/ Jordan B. Allen
                                                       ------------------------
                                                       Jordan B. Allen
                                                       Executive Vice President,
                                                       General Counsel and
                                                       Secretary



Attest:  /s/ Pam Stringer
         ---------------------------------
         Pam Stringer, Assistant Secretary